Exhibit 99

Reports Second Quarter and Record
Year-to-Date Earnings

Second Quarter 2023 Highlights

■	Net income of $21.3 million, or $28.03 per share; up 15.5% or 18.9% on a per share basis from second quarter 2022;

■	Achieved a return on average assets of 1.65% and a return on average equity of 16.60%;

■	Growth in deposits of 2.18% and loans of 1.88% compared to the first quarter 2023;

■	Strong liquidity position with $587.0 million in cash, $953.1 million in investment securities and a borrowing capacity of $1.6 billion with no outstanding borrowings as of June 30, 2023;

■	Strong capital position with a total risk-based capital ratio of 13.71%, common equity tier 1 ratio of 12.22%, tier 1 leverage ratio of 10.21% and a tangible common equity ratio of 9.57%;

■	Credit quality remains strong and the allowance for credit losses remains robust at 2.03%.

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), reported second quarter net income of $21.3 million, or $28.03 per diluted common share for the second quarter of 2023 compared with $18.4 million, or $23.58 per diluted common share, for the second quarter of 2022 an increase of 15.5% or 18.9% on a per share basis.  Annualized return on average assets was 1.65% and return on average equity was 16.60% for the second quarter of 2023 compared with 1.38% and 15.94% for the same period the prior year.  The expense efficiency ratio for the second quarter was 46.35% compared with 47.75% for the same period the prior year.

Net income for the six-months ended June 30, 2023 was a record $44.8 million, or $58.83 per diluted common share compared with $35.5 million, or $45.28 per diluted common share, for the same period in 2022 an increase of 26.4% or 29.9% on a per share basis.  The six-months ended June 30, 2023 included net losses of $5.7 million on the sale of securities in the first quarter to reposition the investment portfolio. Annualized return on average assets was 1.73% and return on average equity was 17.75% for the six-months ended June 30, 2023 compared with 1.33% and 15.30% for the same period a year earlier.

During the quarter the Company declared a cash dividend of $8.30 per share totaling $6.3 million, an increase over the $7.85 per share paid in the same period of 2022.  The Company has now paid a cash dividend for 88 consecutive years and has increased the cash dividend for 58 consecutive years. Farmers and Merchants Bancorp is a member of a select group of only 50 publicly traded companies referred to as “Dividend Kings,” and is ranked 15th in that group.

CEO Commentary

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s financial performance in the second quarter of 2023 highlighted by net income of $21.3 million and record year-to-date net income of $44.8 million.  Our results reflect the dedication and efforts of all our employees and their focus on being a strong and stable partner for our customers and communities.  By growing deposits, we increased our already strong liquidity position and balance sheet at quarter end with $587.0 million in cash, $953.1 million of investments, no outstanding borrowings and access to $1.6 billion in borrowing capacity with additional loans available to pledge. Our regulatory capital levels increased slightly during the second quarter and our capital position remains strong and significantly above the regulatory thresholds for well-capitalized. Our total deposits, all of which are core deposits since we have no brokered deposits, grew $99.2 million or 2.18% during the second quarter compared to the first quarter of 2023 and our cost of deposits of 74 basis points for the second quarter remains below industry averages.  Our loan portfolio grew $64.6 million or 1.88% during second quarter compared to the first quarter of 2023 as we continue to lend and serve the needs of our customers and local communities. Credit quality continues to remain very strong with net recoveries of $227,000 for the first half of 2023. Our Company remains in excellent financial condition and is well positioned to meet the challenges ahead as we have for the past 107 years.”

Earnings

Net interest income for the quarter ended June 30, 2023 was $52.4 million, an increase of $7.7 million, or 17.2%, when compared with $44.7 million in the same quarter in 2022. The Company’s net interest margin increased to 4.27% in the second quarter of 2023 compared with 3.52% in the second quarter of 2022. Loan yields increased to 5.75% in the second quarter of 2023 compared to 4.76% in the second quarter of 2022. The Company’s net interest margin was 4.27% in the second quarter of 2023 compared to 4.55% in the first quarter of 2023 as the increase in the deposit costs outpaced the increase in loan yields.

Net interest income for the six-months ended June 30, 2023 was $108.1 million, an increase of $21.2 million, or 24.4%, when compared with the $86.9 million for the same period in 2022. The Company’s net interest margin increased to 4.38% for the six-months ended June 30, 2023 compared with 3.44% for the same period in 2022.

Net income over the trailing twelve months ended June 30, 2023 was $84.4 million compared with $69.0 million for the same trailing period a year earlier.  Earnings per share over the trailing twelve months ended June 30, 2023 totaled $110.10, up 25.60% compared with $87.66 per share for the same trailing period a year ago and $79.83 per share for the same period two years ago.

Balance Sheet

Total assets at quarter-end grew $116.6 million or 2.3% to $5.3 billion compared to March 31, 2023. Total loans and leases outstanding were $3.5 billion, an increase of $64.6 million or 1.88% from March 31, 2023 and an increase of $241.8 million or 7.44% from June 30, 2022. As of June 30, 2023 our total investment securities portfolio was $953.1 million a decrease of $15.7 million from March 31, 2023. The portfolio is comprised of $114.6 million in available for sale securities and $838.5 million in held to maturity securities. Accumulated other comprehensive losses in the available for sale securities portfolio increased $0.8 million to $16.5 million as of June 30, 2023. Total deposits increased $99.2 million, or 2.18% to $4.6 billion at June 30, 2023 compared to March 31, 2023. Our loan to deposit ratio was 75.5% as of June 30, 2023 down slightly from 75.7% as of March 31, 2023 and up from 68.3% as of June 30, 2022.

Credit Quality

The Company’s credit quality remained strong with only $375,000 of non-performing loans and leases as of June 30, 2023 and a delinquency ratio of 0.02% of total loans. The Company recorded a provision for credit losses on loans of $2.5 million during the second quarter of 2023 resulting in an allowance for credit losses of $71.1 million, or 2.03% of total loans and leases as of June 30, 2023 up slightly from 1.99% as of March 31, 2023. Net recoveries were $39,000 in the second quarter of 2023 compared to net charge-offs of $59,000 in the second quarter of 2022. Net recoveries were $227,000 for the first half of 2023 compared to net charge-offs of $34,000 for the first half of 2022. Net recoveries over the trailing twelve months were $82,000.

Capital

The Company’s and Bank’s regulatory capital ratios remain strong while increasing slightly from March 31, 2023.  At June 30, 2023, the Company’s preliminary total risk-based capital ratio was 13.71%, the common equity tier 1 capital ratio was 12.22% and the tier 1 leverage capital ratio was 10.21% an increase from 13.68%, 12.19% and 9.94% as of March 31, 2023, respectively.  At June 30, 2023, all F&M Bank capital ratios exceeded the regulatory requirements to be classified as “well capitalized”.  At June 30, 2023, the tangible common equity ratio was 9.57% an increase of 115 basis points from the 8.42% as of June 30, 2022.  Tangible book value per share increased to $664.00 at June 30, 2023, up 15.43% compared with $575.23 a year ago.

During the second quarter, the Company repurchased 8,408 shares bringing the total to 13,814 shares for the six-months ended June 30, 2023. The Company has repurchased a total of 14,616 shares or $14.6 million under the $20 million share repurchase program authorized in November 2022.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, trades on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.   Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. F&M Bank is financially strong, with over $5.3 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms. The Bank has maintained a 5-Star rating from BauerFinancial for 31 consecutive years, longer than any other commercial bank in the State of California.

Farmers & Merchants Bancorp was recently named by Bank Director’s Magazine as the #1 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2022. The selection of Farmers & Merchants Bancorp as the best performing bank in 2022 was based on using five metrics to assess performance from data compiled by Piper Sandler & Co. using S&P Global Market Intelligence data.

F&M Bank is the 14th largest bank lender to agriculture in the United States. F&M Bank operates in the mid-Central Valley of California including, Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their 2022 CRA evaluation.

F&M Bank was named the “Best Community Bank in California” by Newsweek magazine, in October 2021. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state.  This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of agribusiness workforce. F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding over 100 years ago.

Farmers & Merchants Bancorp has paid dividends for 88 consecutive years and has increased dividends for 58 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 50 publicly traded companies referred to as “Dividend Kings”, and is ranked 15th in that group.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding loan and deposit production (including any growth representations), balance sheet management, levels of net interest margin, the ability to control costs and expenses, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions, inflation, recessions, natural disasters, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

FINANCIAL HIGHLIGHTS

	Three-Months Ended			Six-Months Ended
(dollars in thousands, except per share amounts)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Earnings and Profitability:
Interest income	$61,017	$59,632	$45,695	$120,649	$88,789
Interest expense	8,595	3,910	976	12,505	1,861
Net interest income	52,422	55,722	44,719	108,144	86,928
Provision for credit losses	2,557	1,500	1,500	4,057	1,500
Noninterest income	5,447	3,460	3,512	8,907	7,824
Noninterest expense	26,822	28,183	23,031	55,005	46,819
Income before taxes	28,490	29,499	23,700	57,989	46,433
Net income	$21,308	$23,547	$18,443	$44,855	$35,501

Diluted earnings per share	$28.03	$30.80	$23.58	$58.83	$45.28

Return on average assets	1.65%	1.80%	1.38%	1.73%	1.33%
Return on average equity	16.60%	18.93%	15.94%	17.75%	15.30%

Balance Sheet:
Total assets	$5,250,378	$5,133,771	$5,326,681	$5,250,378	$5,326,681
Cash and cash equivalents	586,972	529,593	747,788	586,972	747,788
Total securities	953,089	968,824	1,093,721	953,089	1,093,721
of which available for sale	114,643	118,437	225,338	114,643	225,338
of which held to maturity	838,446	850,387	868,383	838,446	868,383
Gross Loans	3,502,064	3,437,591	3,258,400	3,502,064	3,258,400
Allowance for credit losses - Loans	71,112	68,573	62,080	71,112	62,080
Total deposits	4,638,313	4,539,162	4,769,513	4,638,313	4,769,513
Borrowings	-	-	-	-	-
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Total shareholders' equity	$514,709	$508,902	$461,353	$514,709	$461,353

Loan-to-deposit ratio	75.50%	75.73%	68.32%	75.50%	68.32%
Percentage of checking deposits to total deposits	52.09%	55.89%	58.98%	52.09%	58.98%

Capital ratios (Bancorp) (1)
Common equity tier 1 capital to risk-weighted assets	12.22%	12.19%	11.55%	12.22%	11.55%
Tier 1 capital to risk-weighted assets	12.46%	12.43%	11.80%	12.46%	11.80%
Risk-based capital to risk-weighted assets	13.71%	13.68%	13.05%	13.71%	13.05%
Tier 1 leverage capital ratio	10.21%	9.94%	8.94%	10.21%	8.94%
Tangible Common Equity Ratio	9.57%	9.67%	8.42%	9.57%	8.42%

(1) Capital information is preliminary for June 30, 2023